Exhibit 99

Consolidated Edison, Inc.

Information Sheet for

Consolidated Edison Company of New York’s

Electric Service Rate Case Filing

Details of filing

•	Effective date of new rates—April 2009

•	Rates based on future test year—April 2009 through March 2010

•	Historic year—calendar year 2007

•	Annual levelized increases of $556.7 million (4.9% on customers’ total bills) effective April 2009, 2010 and 2011

•	Alternatively, a one-year rate increase of $654 million (5.8% on customers’ total bills) effective April 2009

•	Rate increase for the first year without mitigation would be $1,082 million or 9.6%

• Capital expenditures: 3-year total of	$5,498 million

• By year
• 2009	$2,033
• 2010	$1,866
• 2011	$1,599

• By type
• Substations	$633
• Transformers and related equipment	957
• Primary cable	567
• Secondary cable	576
• Feeder New/Replacements/Upgrades	387
• Substation Equipment & Life Extension	291
• Storm Hardening	160
• Advanced Technology (AMR)	33
• Other, routine capital including reliability and miscellaneous equipment upgrades	1,894

•	Continued current recovery of fuel and purchased power costs

•	Return on equity—10.0%

•	Equity ratio reflected in rate year—48.0%

•

Continuation of the Targeted Demand Side Management program under the same general conditions established by the 2005 Electric Rate Agreement and March 2008 Electric Rate Order with recovery through the monthly adjustment clause.

True-up reconciliations

•	Revenue decoupling mechanism

•	Demand management and energy efficiency programs

•	Pensions and other postretirement costs (PSC Policy)

•	Property taxes

•	Environmental site investigation and remediation

•	Municipal infrastructure support

•	Storm expenses

•	ERRP maintenance

•	Inflation above 4%

Major components of proposed $654 million increase effective April 2009

• Carrying cost of new infrastructure	$230 million
• Property taxes	200
• Other operating expenses	165
• Increase return on equity (10.0% vs. 9.1% currently)	115
• Accounting credits	(31)
• Sales growth	(25)

Total	$654 million

Rate base balances

• 12 months ending December 31, 2007	$11.7 billion
• 12 months ending March 31, 2010	$14.6 billion
• 12 months ending March 31, 2011	$16.0 billion
• 12 months ending March 31, 2012	$17.7 billion

Typical bill comparisons assuming a $556.7 million levelized increase effective April 2009

•	Typical residential customer paying $78.90 per month would see an increase of $5.38 , or about 6.8 percent

•	Typical business paying $2,338 per month would see an increase of $101, or 4.3 percent

Typical bill comparisons assuming a $654 million increase effective April 2009

•	Typical residential customer paying $78.90 per month would see an increase of $6.18 , or about 7.8 percent

•	Typical business paying $2,338 per month would see an increase of $120, or 5.1 percent

5-09-08

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